EX 99.28(g)(7)

AMENDMENT

TO MUTUAL FUND RIDER TO GLOBAL CUSTODY AGREEMENT BETWEEN JPMORGAN CHASE BANK, N.A.
AND EACH ENTITY LISTED ON SCHEDULE A THERETO (EACH A “CUSTOMER”)

This AMENDMENT to the Mutual Fund Rider to Global Custody Agreement (the “Agreement”) between JPMorgan Chase Bank, N.A. and each entity listed on Schedule A thereto (each a “Customer”) dated March 24, 2011, is made effective as of December 14, 2012, by and among the Parties (the “Amendment”).

Whereas, the following section is added to the Agreement as follows:

2.21           Russian Equity Securities

With respect to holding by the Customer of Russian Equity Securities, the following shall apply:

(a)	Definition

The following words shall have the meaning ascribed to them in this Section 2.21

(1)
“Registrar Company” shall mean any entity providing share registration services to an issuer of Russian Securities and appropriately licensed by the Federal Commission for Securities and Securities Markets (or any replacement body) in Russia.

(2)	“Registrar Contract” shall mean a contract between the Russian Subcustodian and a Registrar Company.

(3)
“Russian Securities Depository” shall mean any entity licensed under Russian Federal Law to carry out, as a depository, registration of rights to Russian Securities, which, in turn, the Russian Securities Depository has registered on an omnibus basis with Registrar Companies.

(4)
“Russian Subcustodian” shall mean J.P. Morgan Bank International (Limited Liability Company), an indirect wholly-owned subsidiary of JPMorgan Chase & Co. located in Moscow, Russia, and any nominee companies appointed by it (an shall mean any additional or successor subcustodian used by the Bank in Russia and any nominee companies appointed by it or them).

(5)
“Share Extract” shall mean an extract of its share registration books issued by a Registrar Company or shareholding statement from a Russian Securities Depository indicating an investor’s ownership in a security.   Share Extracts are not securities and cannot be used to transfer ownership.   They may, however, be useful in establishing proper ownership if any dispute arises as to the Customer’s ownership of certain shares.

(b)	Payment and Settlement

Notwithstanding anything to the contrary herein, with respect to purchasing Russian equity Securities, payment thereof shall not be made prior to the issuance by the Registrar Company or Russian Securities Depository (as the case may be) of the Share Extract evidencing the transfer of ownership of the Russian Securities being purchased.

(c)	Responsibilities for Registrar Companies

(1)
The bank agrees to provide services for Russian Securities for which the Russian Subcustodian has entered into a Registrar Contract with the relevant Registrar Company.   Bank and Russian Subcustodian will use reasonable care in performing their respective obligations under this agreement in accordance with the standards pursuant to the Agreement.   Bank and Russian Subcustodian will not be in violation of this Agreement with respect to any matter as to which they satisfied their respective obligations for reasonable care.

(2)
Bank and Russian Subcustodian shall exercise reasonable care, prudence and diligence in carrying out all their respective duties and obligations under the Agreement and shall be liable to Customer for any and all direct Losses suffered or incurred by such Customer resulting from Financial Assets held at a Registrar Company or Russian Securities Depository if such loss directly resulted from Bank’s and/or Russian Subcustodian’s gross negligence or willful misconduct.   No Registrar Company or Russian Securities Depository shall be, or shall be deemed to be the Bank, the Russian Subcustodian, or correspondent, a subcustodian or the employee, or personnel of any of the foregoing.

Terms defined in the Agreement shall, save to the extent that the context otherwise requires, bear the same respective meaning in this Amendment

IN WITNESS THEREOF, the Parties have executed this Amendment as of the date appearing above.

CURIAN VARIABLE SERIES TRUST,		J.P. Morgan Chase Bank, N.A.

on behalf of its series

By:	/s/ Susan S. Rhee	By:	/s/ Mark D. Trivedi

Name:	Susan S. Rhee	Name:	Mark D. Trivedi

Title:	Vice President	Title:	Managing Director

Curian Series Trust,

on behalf of its series

By:	/s/ Susan S. Rhee

Name:	Susan S. Rhee

Title:	Vice President